UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2020

MADISON SQUARE GARDEN SPORTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York		10121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 465-4111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MSGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2020, Madison Square Garden Sports Corp. (the “Company”) entered into an amended and restated employment agreement with Lawrence J. Burian, the Company’s Executive Vice President and General Counsel. The employment agreement, which replaces Mr. Burian’s existing employment agreement with the Company, recognizes that Mr. Burian will continue to be employed by MSG Networks Inc. and will also be employed by a subsidiary of Madison Square Garden Entertainment Corp. (“MSGE”) and states that certain matters arising from or relating to such employment will not be deemed to be a breach of his obligations under the employment agreement or to constitute “cause” (as defined in the agreement).

Effective December 18, 2020, Mr. Burian’s title became Executive Vice President, Corporate Development & General Counsel. The employment agreement with Mr. Burian provides for an annual base salary of not less than $840,000. Mr. Burian will be eligible to participate in the Company’s discretionary annual cash incentive program with an annual target bonus equal to not less than 150% of his annual base salary. Mr. Burian will also continue to participate in future long-term incentive programs that are made available to similarly situated executives of the Company, subject to Mr. Burian’s continued employment by the Company. Commencing with the Company’s fiscal year starting July 1, 2021, it is expected that Mr. Burian will receive annual grants of cash and/or equity long-term incentive awards with an aggregate target value of not less than $1,400,000 as determined by the Compensation Committee of the Company’s Board of Directors in its discretion. Under the agreement, Mr. Burian continues to be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to December 31, 2023 (the “Scheduled Expiration Date”), Mr. Burian’s employment with the Company is terminated (i) by the Company other than for “cause” or (ii) by Mr. Burian for “good reason” as defined in the agreement (so long as “cause” does not then exist), then, subject to Mr. Burian’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Burian’s annual base salary and annual target bonus; (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred; (c) each of Mr. Burian’s outstanding long-term cash awards will immediately vest in full and will be payable to Mr. Burian to the same extent that other similarly situated active executives receive payment; (d) all of the time-based restrictions on each of Mr. Burian’s outstanding restricted stock or restricted stock units granted to him under the plans of the Company (and any awards granted by MSGE in respect of Mr. Burian’s awards under the Company’s plans in effect at the time of the Distribution, as defined below) will immediately be eliminated and will be payable or deliverable to Mr. Burian subject to satisfaction of any applicable performance criteria; and (e) each of Mr. Burian’s outstanding stock options and stock appreciation awards under the plans of the Company will immediately vest.

If Mr. Burian ceases to be an employee of the Company on or prior to the Scheduled Expiration Date due to death or disability, Mr. Burian (or his estate or beneficiary) will be provide with the benefits and rights set forth in (b), (d) and (e) above. Additionally, each of Mr. Burian’s outstanding long-term cash awards will immediately vest in full and will be payable, whether or not subject to performance criteria.

The employment agreement contains certain covenants by Mr. Burian, including a noncompetition agreement that restricts Mr. Burian’s ability to engage in certain competitive activities until the first anniversary of a termination of his employment with the Company, and a waiver by Mr. Burian of any right to resign for good reason arising from the changes to Mr. Burian’s employment at the time of the distribution by the Company to its stockholders of the outstanding common stock of MSGE on April 17, 2020 (the “Distribution”).

The description above is qualified in its entirety by reference to Mr. Burian’s Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement dated as of December 18, 2020, between Madison Square Garden Sports Corp. and Lawrence J. Burian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN SPORTS CORP. (Registrant)

By:	/s/ Victoria M. Mink
	Name:	Victoria M. Mink
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: December 18, 2020